Exhibit 10.4

GENZYME CORPORATION
ID: 06-1047163
Notice of Grant of Award	500 Kendall Street
and Award Agreement	Cambridge, MA 02142

[First Name][Family Name]	Award Number:	00000002
[Address Line 1]	Plan:	[####]
[City], [State] [Postal Code]	ID:	[SSN or Emp. ID]

Effective [Date], you have been granted an award of [#,####]restricted stock units.  These units are restricted until the vest date(s) shown below, at which time you will receive shares of GENZYME CORPORATION (the Company) common stock.

The current total value of the award is $[Value].

The award will vest in increments on the date(s) shown.

Shares	Full Vest
[#,###]	[Date]

MAINTAIN THIS COPY FOR YOUR RECORDS.

These awards are granted under and governed by the terms and conditions of the Company’s 2007 Director Equity Plan as amended and the Award Agreement, all of which are attached and made a part of this document.

Genzyme Corporation 2007 Director Equity Plan (the “Plan”)

Restricted Stock Unit Award Agreement

1.  Plan Incorporated by Reference.  This Restricted Stock Unit is issued pursuant to the terms of the Plan, as amended and as may be amended, and this Restricted Stock Unit Award Agreement (“Award Agreement”), and may only be amended as provided in the Plan.  Capitalized terms used and not otherwise defined in this Award Agreement have the meanings given to them in the Plan.  This Award Agreement does not set forth all the terms and conditions of the Plan, which are incorporated herein by reference.  Grants of Restricted Stock Units under the Plan are automatic and any interpretation with respect to the Plan and Restricted Stock Units granted under it shall be determined by a committee consisting of all Directors of the Company who are not eligible to participate in the Plan and such determinations are final and binding.  Copies of the Plan may be obtained upon written request without charge from the Shareholder Relations department of the Company.

2.  Vesting Schedule.  The Director’s right to acquire the number of shares of Stock of the Company set forth in the Notice of Grant of Award associated with this Award Agreement (“Notice”) shall vest on the earlier of (a) the date of the next annual meeting of shareholders of the Company following the date of the grant of this Award or (b) if applicable, on the date prescribed by section 5 below, provided that the Director is at the opening of business on such date, and since the date of grant has been continuously, serving as a Director of the Company (the earlier of the dates specified in (a) and (b) shall be the “Vesting Date”).

3.  Delivery of Shares.  As soon as practicable after the Vesting Date for this Restricted Stock Unit, and in no event later than March 15th of the calendar year following the calendar year in which the Vesting Date occurs, the Company shall deliver to the Director the number of shares of Stock of the Company set forth in the Notice.  The provisions of this section 3 and of section 2 above shall not be construed as limiting the Company’s right to accelerate the vesting of any portion of the Restricted Stock Unit or of the delivery of shares in respect of any vested portion of the Restricted Stock Unit whether in connection with a Covered Transaction or Change in Control or otherwise.

4.  Restricted Stock Unit Not Transferable. This Restricted Stock Unit is not transferable by the Director.

5.  Recapitalizations, Mergers, etc.  In the event of a Covered Transaction, any deferred vesting period under section 2 above shall be automatically accelerated.  Shares of Stock issuable under the Restricted Stock Unit will be issued prior to the Covered Transaction so as to give the holder of the Restricted Stock Unit a reasonable opportunity, as determined by the Company, following the issuance of shares to participate as a shareholder in the Covered Transaction, and the Restricted Stock Unit will terminate upon consummation of the Covered Transaction; provided, however, that in lieu of the foregoing the Board may make such other provision as it may consider equitable to the Director and in the best interests of the Company.  Notwithstanding the foregoing, in the event of a Change in Control of the Company (as defined in a vote of the Compensation Committee adopted May 29, 2002), this Restricted Stock Unit shall become vested as to all shares without regard to any deferred vesting schedule or deferred vesting period under section 2 above.  With respect to any portion of this Restricted Stock Unit the vesting of which is accelerated under either of the immediately two preceding sentences, the date referred to in clause (b) of section 2 above shall be the date of the issuance of shares in connection with the Covered Transaction or the date of consummation of the Change in Control, as the case may be.

6.  Limitation of Rights.  Neither the Plan, nor the granting of this Restricted Stock Unit or any other action taken pursuant to the Plan, shall constitute an agreement or understanding, express or implied, that the Company will retain a Restricted Stock Unit holder as a Director for any period of time or at any particular rate of compensation.  A Director shall have no rights as a stockholder with respect to the shares covered by this Restricted Stock Unit until the date the Restricted Stock Unit vests and shares of Stock are issued to the Director.

7.  Compliance with Securities Laws.  It shall be a condition to the Director’s right to receive shares of Stock hereunder that the Company may, in its discretion, require (a) that the shares of Stock reserved for issue upon the vesting of this Restricted

5/22/08

Stock Unit shall have been duly listed, upon official notice of issuance, upon any national securities exchange or automated quotation system on which the Company’s Stock may then be listed or quoted, (b) that either (i) a registration statement under the Securities Act of 1933 with respect to the shares shall be in effect, or (ii) in the opinion of counsel for the Company, the proposed grant shall be exempt from registration under that Act and the Director shall have made such undertakings and agreements with the Company as the Company may reasonably require, and (c) that such other steps, if any, as counsel for the Company shall consider necessary to comply with any law applicable to the issue of such shares by the Company shall have been taken by the Company or the Director, or both.  The certificates representing the shares to be granted under this Restricted Stock Unit may contain such legends as counsel for the Company shall consider necessary to comply with any applicable law.

8.  Section 409A.  The Director acknowledges that the Restricted Stock Unit is intended to qualify for the “short-term deferral” exemption from Section 409A and shall be construed accordingly.  Notwithstanding the preceding sentence, neither the Company, nor the Board, nor any person acting on behalf of either of them, shall be liable to the Director by reason of any acceleration of income, or any tax or additional tax, asserted by reason of any failure of the Award or any portion thereof to satisfy the requirements for exemption from, or compliance with, Section 409A of the Code.

9.  Acceptance.  Failure of the Director to accept the terms and conditions of this Restricted Stock Unit can result in adverse consequences to the Director, including cancellation of the Restricted Stock Unit.

ACKNOWLEDGED AND AGREED:

Signature

Name (Print)

Date

5/22/08